Exhibit 10.70

CREDIT SUPPORT ANNEX

between

WRIGHT EXPRESS CORPORATION (“PARTY A”)

and

BANK OF MONTREAL (“PARTY B”)

dated July 8, 2010

Paragraph 13. Elections and Variables

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes no additional obligations with respect to Party A or Party B.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount

“Delivery Amount” has the meaning specified in Paragraph 3(a).

“Return Amount” has the meaning specified in Paragraph 3(b).

“Credit Support Amount” means the amount determined by application of the formula set out in Paragraph 3.

(ii)	Eligible Collateral. The following items will qualify as “Eligible Collateral” for the party specified:

	Party A	Party B	Valuation Percentage

Cash	x	x	100%

Negotiable debt obligations issued by the U.S. Treasury Department having a remaining term to maturity of not more than one year.	x	x	100%

Negotiable debt obligations issued by the U.S. Treasury Department having a remaining term to maturity of more than one year but not more than 10 years.	x	x	98%

Negotiable debt obligations issued by the U.S. Treasury Department having a remaining term to maturity of more than 10 years but not more than 35 years.	x	x	95%

(iii)	Other Eligible Support

Party A: Letter of Credit as defined in Paragraph 13(k).

Valuation Percentage: 100% of the amount drawable under such Letter of Credit unless (i) a Letter of Credit Default as defined in Paragraph 13(k) shall have occurred with respect to such Letter of Credit, or (ii) twenty or fewer Business Days remain prior to the expiration of such Letter of Credit, in either of which cases the Valuation Percentage shall be zero.

(iv)	Thresholds.

“Independent Amount” means:

With respect to Party A: zero unless otherwise specified in a Confirmation.

With respect to Party B: zero unless otherwise specified in a Confirmation.

“Threshold” means with respect to Party A $6,000,000 and with respect to Party B $30,000,000; provided however, that if an Event of Default has occurred and is continuing with respect to a party, such party’s Threshold shall be U.S. $0.

“Minimum Transfer Amount”. With respect to each party, $250,000; provided, however, that if an Event of Default has occurred and is continuing with respect to a party, such party’s Minimum Transfer Amount shall be $0.

“Rounding”. The Delivery Amount will be rounded up and the Return Amount will be rounded down to the nearest integral multiple of $100,000.

(c)	Valuation and Timing

(i)	“Valuation Agent” means, for purposes of Paragraphs 3 and 5, the party making the demand under Paragraph 3, and, for purposes of Paragraph 6(d), the Secured Party receiving or deemed to receive the Distributions or the Interest Amount, as applicable.

(ii)	“Valuation Date” means each Local Business Day.

(iii)	“Valuation Time” means the close of business on the Local Business Day preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 1:00 p.m., New York time.

(d)	Conditions Precedent and Secured Party’s Rights and Remedies.

Each Termination Event listed below will be a “Specified Condition” for Party A and Party B where such party is the Affected Party:

Illegality

Credit Event Upon Merger

Force Majeure Event

For the avoidance of doubt, the parties hereby agree that if no Early Termination Date has been designated, or if a Termination Event affects less than all Transactions hereunder, the parties shall continue to be subject to the terms hereof with respect to all Transactions (other than, with respect to Illegality, the Affected Transaction(s)).

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): inapplicable

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

(ii)	Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated as follows:

an amount equal to the average of the mid-market quotes provided on such date by two or more recognized dealers selected in good faith by the Valuation Agent or, if no such quotes are available on such date, the average of the mid-market quotes as of the day next preceding such date on which such quotes were available, multiplied by the applicable Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodians.

Party A and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(1)	Party A: Party A is not a Defaulting Party and maintains a Credit Rating of at least BBB+ from S & P or Baa1 from Moody’s.

(2)	The Custodian for Party A maintains a Credit Rating of at least BBB+ from S & P or Baa1 from Moody’s.

Initially, the Custodian for Party A is:

Such entity as Party A shall indicate at the time of a request for a transfer of Eligible Collateral to Party A.

Party B and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(1)	Party B: Party B is not a Defaulting Party and maintains a Credit Rating of at least BBB+ from S & P or Baa1 from Moody’s.

(2)	The Custodian for Party B maintains a Credit Rating of at least BBB+ from S & P or Baa1 from Moody’s.

Initially, the Custodian for Party B is Harris N.A. with respect to all Posted Collateral, other than Cash.

(ii)	Use of Posted Collateral. The provisions of Paragraph 6(c) will apply.

(h)	Distributions and Interest Amount.

(i)	Interest Rate. The “Interest Rate” means the overnight Federal Funds rate daily rate published in the H.15 release of the Federal Reserve Bank of New York applicable to the relevant date, subject to subparagraph (n)(i) hereof.

(ii)	Transfer of Interest Amount. The first Local Business Day of each month (for the preceding month).

(iii)	Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)	Additional Representation(s) - None specified.

(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means the stated amount of any Letter of Credit (less any drawn portion) provided by the Pledgor to the Secured Party for the benefit of the Secured Party multiplied by the applicable Valuation Percentage.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means:

(1)	For the purposes of Paragraph 3(a), delivery of the Letter of Credit by the Pledgor or issuer of the Letter of Credit to the Secured Party at the address of the Secured Party specified in the Notices Section of this Annex, or delivery of an executed amendment to such Letter of Credit (extending the term or increasing the amount available to the Secured Party) at the address of the Secured Party specified in the Notices Section of this Annex; and

(2)	For purposes of Paragraph 3(b), return of an outstanding Letter of Credit by the Secured Party to the Pledgor, at the address of the Pledgor specified in the Notices Section of this Annex.

(iii)	Letter of Credit Provisions.

Other Eligible Support and Other Posted Support provided in the form of a Letter of Credit shall be subject to the following provisions:

(1)

Unless otherwise agreed in writing by the parties, each Letter of Credit shall be provided in accordance with the provisions of this Annex, and each Letter of Credit shall be maintained for the benefit of the Secured Party. The Pledgor shall (i) renew or cause the renewal of each outstanding Letter of Credit on a timely basis as provided in the relevant Letter of Credit, (ii) if the bank that issued an outstanding Letter of Credit has indicated its intent not to renew such Letter of Credit, provide a substitute Letter of Credit at least twenty (20) Business Days prior to the expiration of the outstanding Letter of Credit, and (iii) if a bank issuing a Letter of Credit shall fail to honour the Secured Party’s properly documented request to draw on an outstanding Letter of Credit, provide for the benefit of the Secured Party (x) a substitute Letter of Credit, that has been issued by a bank rated at least A+ by S & P or A1 by Moody’s and acceptable to the Secured Party, other than the bank failing to honour the outstanding Letter of Credit, or (y) Eligible Collateral, in each case within one (1) Business Day after the Pledgor’s failure to perform in accordance with (i) or (ii) or the issuing bank’s failure to perform with respect to (iii) above, provided the Delivery Amount applicable to the Pledgor equals or exceeds the Pledgor’s Minimum Transfer Amount.

(2)	As one method of providing Eligible Credit Support, the Pledgor may increase the amount of an outstanding Letter of Credit or establish one or more additional Letters of Credit.

(3)	If the Pledgor shall fail to renew, substitute or sufficiently increase the amount of an outstanding Letter of Credit, or establish one or more additional Letters of Credit, or otherwise provide sufficient Eligible Credit Support and, if the Delivery Amount applicable to the Pledgor exceeds the Pledgor’s Minimum Transfer Amount as a result of such failure, then the Secured Party may draw upon the Letter of Credit on demand in an amount (up to the face amount for which the Letter of Credit has been issued) that is equal to all amounts that are due and owing from the Pledgor but have not been paid to the Secured Party within the time frame allowed for such payments under this Agreement (including any related notice or grace period or both). The Secured Party shall draw upon the Letter of Credit in accordance with the specific requirements of the Letter of Credit. The Pledgor shall remain liable for any amounts due and owing to the Secured Party and remaining unpaid after the application of the amounts so drawn by the Secured Party.

(4)	Upon the occurrence of a Letter of Credit Default, the Pledgor agrees to deliver a substitute Letter of Credit to the Secured Party in an amount at least equal to that of the Letter of Credit to be replaced, or other Eligible Collateral in an amount equal to or greater than the Delivery Amount on or before the first (1st) Business Day after written demand by the Secured Party (or the third (3rd) Business Day if only clause (i) under the definition of Letter of Credit Default applies).

(5)	Notwithstanding Paragraph 10, in all cases, the costs and expenses (including but not limited to the reasonable costs, expenses and external attorney’s fees of the Secured Party) of establishing, renewing, substituting, cancelling, increasing and reducing the amount of (as the case may be) one or more Letters of Credit or otherwise providing Eligible Credit Support shall be borne by Pledgor.

(k)	Additional Definitions. As used in this Annex:

“Credit Rating” shall mean, with respect to a party or entity on any date of determination, the respective rating then assigned to its unsecured and senior long-term debt or deposit obligations (not supported by third party credit enhancement) by S & P, Moody’s or another rating agency specified jointly by the parties in writing.

“Letter of Credit” shall mean an irrevocable, transferable, standby letter of credit in the form set out in Schedule A hereto, issued by a major U.S. commercial bank or a U.S. branch office of a foreign bank and with a Credit Rating of at least “A+” by S & P or “A1” by Moody’s.

“Letter of Credit Default” shall mean with respect to an outstanding Letter of Credit, the occurrence of any of the following events: (i) the issuer of such Letter of Credit shall fail to maintain a Credit Rating of at least “A” by S & P or “A2” by Moody’s; (ii) the issuer of the Letter of Credit shall fail to comply with or perform its obligations under such Letter of Credit if such failure shall be continuing after the lapse of any applicable grace period; (iii) the issuer of such Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit; (iv) such Letter of Credit shall expire or terminate, or shall fail or cease to be in full force and effect at any time during the term of the Agreement; or (v) any event analogous to an event specified in Section 5(a)(vii) of this Agreement shall occur with respect to the issuer of such Letter of Credit; provided, however, that no Letter of Credit Default shall occur in any event with respect to a Letter of Credit after the time such Letter of Credit is required to be cancelled or returned to the Pledgor in accordance with the terms of this Annex.

“Moody’s” shall mean Moody’s Investors Service, Inc., or its successor.

“S & P” shall mean the Standard & Poor’s Ratings Group (a division of McGraw-Hill, Inc.) or its successor.

(l)	Demands and Notices.

All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement except to the extent otherwise specified here:

With respect to Party A:

Address:	Wright Express Corporation
97 Darling Avenue
South Portland, ME 04106

Attention:	Corporate Treasurer
Facsimile:	(207) 523-7104
Telephone:	(207) 523-7769

With respect to Party B:

All demands, specifications and notices, except for notices pursuant to Paragraphs 7 and 8 of this Annex, shall be sent to:

Collateral Management Group
100 King St. West, 24th Floor
Toronto, Ontario, Canada
M5X 1H3

Attention:	Manager
Facsimile:	(416) 867-7729
Telephone:	(416) 867-7707 / 416-867-4181 / 416-956-2248
Email:	collateral@bmo.com

(m)	Address for Transfers.

Party A: to be specified in each notice.

Party B: to be specified in each notice.

(n)	Other Provisions.

(i)	Cash Collateral Provisions. Paragraph 4 of this Credit Support Annex is hereby amended by inserting after subparagraph (d) thereof, the following as subparagraph (e):

“(e) Cash Collateral.

(1)	All notices or demands by Party A to Party B concerning any Posted Credit Support in the form of Cash shall be directed to the address for notices set forth in Part 4 of the Schedule. In no event shall Party A be entitled to make demand of any office or branch of Party B located in the United States for the return of any Posted Credit Support in the form of Cash.

(2)	Notwithstanding anything else in the Annex or Paragraph 13, for any period where the amount of Posted Credit Support of Party A in the form of Cash is less than U.S. $100,000, no interest shall be payable to Party A in respect of such Posted Credit Support.”

(ii)	U.S. Dollars. Monetary amounts set forth herein are in U.S. Dollars unless expressly stated to be in another currency.

(iii)	Amendment to Paragraph 7(i). Paragraph 7(i) is amended by replacing the words “Eligible Collateral” in the first line with the words “Eligible Credit Support” and the words “Posted Collateral” in the second line with the words “Posted Credit Support”.

(iv)	Amendment to Paragraph 8(a)(iii). Paragraph 8(a)(iii) is amended by replacing each use of the words “Posted Collateral” with the words “Posted Credit Support”.

(v)	Amendment to Paragraph 8(b)(iii). Paragraph 8(b)(iii) is amended by replacing the words “Posted Collateral” with the words “Posted Credit Support”.

(vi)	Amendment to Paragraph 8(b)(iv). Paragraph 8(b)(iv) is amended by replacing each use of the words “Posted Collateral” with the words “Posted Credit Support”.

(o)	References throughout this Annex to “Swap Transactions” are deleted.

(p)	The terms of Paragraph 5 (i)(B) are amended in their entirety as follows:

“(B) calculating the Exposure for the Transactions in dispute by seeking four actual quotations at mid-market from third parties for purposes of calculating the relevant Close-out Amount, and taking the arithmetic average of those obtained; provided that, if four quotations are not available for a particular Transaction, then fewer than four quotations may be used for that Transaction, and if no quotations are available for a particular Transaction, then the Valuation Agent’s original calculations will be used for the Transaction; and”.

(q)	The definition of “Exposure” in Paragraph 12 of the Annex is hereby amended to read in its entirety as follows:

“Exposure” means for any Valuation date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(1) of this Agreement if all Transactions were being terminated as of the relevant Valuation Time, on the basis that (i) that party is not the Affected Party and (ii) United States Dollars is the Termination Currency; provided that the Close-out Amount will be determined by the Valuation Agent on behalf of that party using its estimates at mid-market of the amounts that would be paid for transactions providing the economic equivalent of (x) the material terms of the Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of the Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)); and (y) the option rights of the parties in respect of the Transactions.”

(r)	Set-off. The following definition is added to Paragraph 12:

““Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement (whether arising under this Agreement, another contract, applicable law or otherwise) and, when used as a verb, the exercise of any such right or the imposition of any such requirement.”

IN WITNESS WHEREOF, the parties have executed this ISDA Credit Support Annex by their duly authorized officers as of the date of the Agreement.

WRIGHT EXPRESS CORPORATION			BANK OF MONTREAL

By:	/s/ Steve Elder		By:	/s/ T. O’Driscoll

	Name:	Steve Elder	Name:	T. O’Driscoll

	Title:	VP, Corporate Finance & Treasurer	Title:	Managing Director, Documentation

	Date:	8/23/10	Date:	Sep 28 2010

Schedule A

IRREVOCABLE STANDBY LETTER OF CREDIT

BENEFICIARY:        BANK OF MONTREAL

We hereby issue in your favour our irrevocable standby letter of credit number [insert] (the “Letter of Credit”) for the account of [full legal name of counterparty] (the “Counterparty”) with an issue date of [insert date] for an amount not to exceed [insert amount and type of currency] available by your simple demand in writing [or by SWIFT] quoting our reference number [insert] and certifying that the amount of your drawing represents and covers indebtedness owing from the Counterparty in connection with an ISDA Master Agreement between Bank of Montreal and the Counterparty dated as of [insert date] (the “Master Agreement”).

We hereby undertake that all drawings made in compliance with the terms of this Letter of Credit shall be honoured immediately upon receipt of your demand.

This Letter of Credit shall expire on [insert date of expiry], but shall automatically extend without amendment for additional [insert number of days for extension] – day periods from such expiration date and from subsequent expiration dates, if you , as beneficiary, and the Counterparty have not received due notice of our intention not to renew ninety (90) days prior to any such expiration date. Upon receipt by you of such notice you may draw hereunder by means of your written demand for payment.

Facsimile [and SWIFT] claims are permitted.

Partial drawings are permitted.

This Letter of Credit is transferable by you in its entirety to any transferee whom you certify to us as having succeeded to your rights and obligations under the Master Agreement. This Letter of Credit is not transferable by us without your prior written consent and any transfer by us without your prior written consent shall be void.

Failure to make a drawing for any payment under this Letter of Credit shall not result in this Letter of Credit ceasing to be available for future drawings.

In the event of an act of God, riot, civil commotion, insurrection, war, strike, lockout or any other cause beyond our control which interrupts our business (collectively, an “Interruption Event”), our obligations under this Letter of Credit will merely be suspended until such time as the Interruption Event has ended, regardless of whether this Letter of Credit would have expired during the continuance of such Interruption Event. If an Interruption Event occurs which suspends our obligations to you under this Letter of Credit and this Letter of Credit would have expired during the continuance of such Interruption Event, then our obligations to you under this Letter of Credit shall continue until the passing of a number of days, after the cessation of such Interruption Event, equal to the number of days that such Interruption Event existed. In addition, we will make a good-faith effort to perform our obligations hereunder during the continuance of an Interruption Event.

This Letter of Credit may not be amended, changed or modified without the express written consent of you or your transferee, us and the Counterparty.

Drawn amounts under this Letter of Credit will be automatically reinstated when and to the extent that the undersigned is reimbursed for any such amount drawn hereunder.

Notices, including claims, concerning this Letter of Credit may be sent to a party by courier, certified mail, registered mail, telegram [, SWIFT] or facsimile to its respective address set out below or such other address as may hereafter be furnished by such party to the other parties by like notice. All such notices and communications shall be effective when actually received by the intended recipient party.

If to the beneficiary of this Letter of Credit, to:

Bank of Montreal

[address, [SWIFT ID] and fax no.]

Attention:

If to the Counterparty, to:

[full legal name of Counterparty]

[address, [SWIFT ID] and fax no.]

Attention:

If to the undersigned, to:

[full legal name]

[address, [SWIFT ID] and fax no.]

Attention:

This Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits, 1993 Revision, International Chamber of Commerce, Paris, France, Publication No. 500 (the “UCP”) except to the extent that the provisions thereof, including but not limited to Articles 13(b) and 17 of the UCP, are inconsistent with the provisions of this Letter of Credit in which case the terms of this Letter of Credit shall govern. This Letter of Credit shall be governed and construed in accordance with the laws of New York (without reference to choice of law doctrine) as to matters which are not governed by the UCP.

Executed this    day of            ,

[FULL LEGAL NAME OF ISSUING BANK]

By:
Name:
Title: